Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211 and 333-87774) and in Registration Statements on Forms S-8 (Nos. 333-09873 and 333- 82357) of our report dated April 11, 2003, appearing in this Annual Report on Form 10-K of KFx, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Denver, Colorado

April 11, 2003